Exhibit 99.1

UNITED STATES DISTRICT COURT

DISTRICT OF MINNESOTA

In re UNITEDHEALTH GROUP INCORPORATED PSLRA LITIGATION	) )	Civil File No. 0:06-cv-01691-JMR-FLN
	)	CLASS ACTION
This Document Relates To:	)
ALL ACTIONS.	) ) )

STIPULATION OF SETTLEMENT

This Stipulation of Settlement dated as of November 12, 2008 (the “Stipulation”) is made and entered into pursuant to Rule 23 of the Federal Rules of Civil Procedure and contains the terms of a settlement by and among the Parties to the above-entitled Litigation: (i) the Lead Plaintiff (on behalf of itself and each of the Class Members), by and through Lead Counsel; and (ii) the Defendants, by and through their counsel of record in the Litigation. The Stipulation is intended by the Parties to fully, finally and forever resolve, discharge and settle the Released Claims, upon and subject to the terms and conditions hereof and subject to the approval of this Court. All capitalized terms in this Stipulation shall have the meanings specified for them herein.

I.	THE LITIGATION

On July 7, 2006, California Public Employees’ Retirement System (“CalPERS”) initiated an action against the Defendants in the United States District Court, District of Minnesota (the “Court”), by complaint styled as California Public Employees’ Retirement System, et al. v. UnitedHealth Group Inc., et al., and docketed as Index

Number Civ. No. 06 CV 2939 (the “Action”), alleging various violations of the federal securities laws. A number of similar class action complaints were filed in the United States District Court for the District of Minnesota beginning in May 2006.

On August 11, 2006, this Court consolidated the Action with related proceedings pursuant to Rule 42 of the Federal Rules of Civil Procedure as In re UnitedHealth Group Incorporated PSLRA Litigation Civil Action, Case No. 06-1691-JMR-FLN (the “Consolidated Action” or “Litigation”).

On October 31, 2006, the Court appointed CalPERS Lead Plaintiff in the Consolidated Action and Lerach Coughlin Stoia Geller Rudman & Robbins LLP Lead Counsel for the Lead Plaintiff. On December 8, 2006, Plaintiffs filed a consolidated complaint in the Consolidated Action (the “Consolidated Complaint”) against the Defendants, which includes claims for violations of Sections 11 and 15 of the Securities Act of 1933 and Section 10(b), Rule 10b-5, and Sections 14(a) and 20 of the Securities Exchange Act of 1934. The named defendants in the Consolidated Complaint were UnitedHealth Group Incorporated, Dr. William W. McGuire (“Dr. McGuire”), David J. Lubben, Stephen J. Hemsley, Patrick J. Erlandson, Robert J. Sheehy, William A. Munsell, Tracy L. Bahl, Lois E. Quam, James A. Johnson, Thomas H. Kean, Mary O. Mundinger, William C. Ballard, Douglas W. Leatherdale, William G. Spears, Gail R. Wilensky, Richard T. Burke, Donna E. Shalala, and Robert L. Ryan. Lead Plaintiff sought to recover money and/or other relief on behalf of itself and a putative class.

On June 4, 2007, the Court denied Defendants’ motions to dismiss. Thereafter, Defendants filed answers denying all material allegations in the Consolidated Complaint and asserting various defenses thereto.

On September 7, 2007, the Court entered a Stipulated Confidentiality Agreement concerning discovery materials (the “Confidentiality Order”). On March 18, 2008, the Court granted CalPERS’ motion for class certification, certified the Class and appointed CalPERS and Alaska Plumbing and Pipefitting Industry Pension Trust (“Alaska Plumbing”) as class representatives and Coughlin Stoia Geller Rudman & Robbins LLP as class counsel.

During the pendency of the Litigation, Lead Plaintiff and Defendants engaged in extensive discovery. For example, UnitedHealth Group Incorporated has produced more than twenty-two million pages of documents, and Lead Plaintiff and Defendants have conducted more than sixty depositions. Those depositions began in early 2008.

II.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Defendants deny each and all of the claims and contentions alleged in the Litigation, deny that that they engaged in any wrongdoing, deny that they committed any violation of law, and deny that they acted improperly in any way. The Defendants also assert certain defenses. The Defendants expressly have denied and continue to deny all charges of wrongdoing, fault or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiff or the Class have suffered any damages, and that the Lead Plaintiff or the Class were harmed by any conduct alleged in the Litigation or that could have been alleged therein.

Nonetheless, the Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation, without in any way acknowledging any wrongdoing, fault, liability or damage to Lead Plaintiff or the Class.

III.	CLAIMS OF THE LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT

The Lead Plaintiff believes that the claims asserted in the Litigation have merit and believes that the evidence developed to date, which consists of information developed by Lead Counsel during their review of approximately twenty-seven million pages of documents produced by Defendants and more than sixty third parties, by taking or defending sixty-eight depositions and by preparing the case for trial, supports the claims. However, the Lead Plaintiff and Lead Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and appeals. The Lead Plaintiff and Lead Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation. The Lead Plaintiff and Lead Counsel are also mindful of the inherent problems of proof under and possible defenses to the violations asserted in the Litigation. The Lead Plaintiff and Lead Counsel, based upon their thorough evaluation, believe that the settlement set forth in the Stipulation is fair, reasonable, and adequate and in the best interests of the Class Members and that it confers substantial benefits upon the Class Members. Lead Plaintiff and Lead Counsel shall use their best efforts to obtain final Court approval of the settlement set forth in the Stipulation and to encourage all Class Members to participate in the settlement.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiff (for itself and the Class Members) and the Defendants, by and through their respective counsel of record, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed with prejudice, as to all Defendants, upon and subject to the terms and conditions of this Stipulation, as follows.

1.	Definitions

As used in the Stipulation the following terms have the meanings specified below:

1.1 “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

1.2 “Claims Administrator” means the firm of Gilardi & Co.

1.3 “Class” means all persons who purchased or otherwise acquired the publicly traded securities of UnitedHealth between January 20, 2005 and May 17, 2006 (the “Class Period”), including those Class Period purchasers who also held UnitedHealth stock during the 2002, 2003, 2004, 2005 and 2006 UnitedHealth proxy solicitations, and those who acquired UnitedHealth stock in or traceable to the December 20, 2005 merger with PacifiCare Health Systems, Inc. Excluded from the Class are all Defendants, the present and former officers and directors of UnitedHealth, their immediate families and their legal representatives, heirs, successors or assigns and any entity in which Defendants have a controlling interest. Also excluded from the Class are those Persons who request exclusion from the Class in such form and manner, and within such time, as the Court shall prescribe.

1.4 “Class Member” or “Member of the Class” means a Person who falls within the definition of the Class, and “Class Members” means all such Persons.

1.5 “Defendants” means UnitedHealth and the Individual Defendants.

1.6 “Defendants MOU” means the memorandum of understanding entered into among Dr. McGuire, Mr. Lubben, UnitedHealth, and the other Individual Defendants on or around September 2008.

1.7 “Effective Date” means the first date by which all of the events and conditions specified in ¶ 8.1 of the Stipulation have occurred.

1.8 “Escrow Agent” means Lead Counsel or its successor.

1.9 “Final” means: (i) if no appeal is timely filed, the expiration date of the time for the filing or noticing of an appeal from the Judgment; or (ii) if an appeal is timely filed, (a) the later of the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for a writ of certiorari to review the affirmance, a denial of certiorari that has been timely sought or, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment.

1.10 “Final Settlement Approval” means an order and judgment by the United States District Court for the District of Minnesota finally approving the terms of this Stipulation pursuant to FED.R.CIV.P. 23(e).

1.11 “Individual Defendants” means Dr. McGuire, David J. Lubben, Stephen J. Hemsley, Patrick J. Erlandson, Robert J. Sheehy, William A. Munsell, Tracy L. Bahl, Lois E. Quam, James A. Johnson, Thomas H. Kean, Mary O. Mundinger, William C. Ballard, Douglas W. Leatherdale, William G. Spears, Gail R. Wilensky, Richard T. Burke, Donna E. Shalala, and Robert L. Ryan.

1.12 “Judgment” means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

1.13 “Lead Counsel” means Coughlin Stoia Geller Rudman & Robbins LLP, Darren J. Robbins, Keith F. Park, Michael J. Dowd, Ramzi Abadou, Andrew Brown, 655 West Broadway, Suite 1900, San Diego, CA 92101-3301, or any successor thereof.

1.14 “Lead Plaintiff” means CalPERS.

1.15 “Lubben MOU” means the memorandum of understanding entered into among Plaintiffs and Mr. Lubben on or around September 8, 2008.

1.16 “McGuire MOU” means the memorandum of understanding entered into among Plaintiffs and Dr. McGuire on or around September 8, 2008.

1.17 “Net Settlement Fund” means the Settlement Fund less (i) any Taxes and Tax Expenses (as such terms are defined in ¶ 3.1 below), (ii) the amount allocated to Lead Counsel for attorneys’ fees and expenses pursuant to any Fee and Expense Application (defined in ¶ 7.1 below) approved by the Court pursuant to ¶¶ 7.1 and 7.2 hereof, (iii) the amount allocated to Lead Plaintiff’s expenses (including lost wages) incurred in representing the Class if and to the extent allowed by the Court, and (iv) the amount allocated to the Class Notice and Administration Fund pursuant to ¶ 2.8 hereof.

1.18 “Parties” means, collectively, each of the Defendants and the Lead Plaintiff on behalf of itself and the Class Members.

1.19 “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership (LLP), limited liability corporation (LLC), association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity, and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.20 “Plaintiffs” means CalPERS, Alaska Plumbing and Class Members.

1.21 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Net Settlement Fund shall be distributed to Authorized Claimants. Any Plan of Allocation is not part of the Stipulation and the Defendants and Released Persons shall have no liability with respect thereto.

1.22 “Preliminary Settlement Approval” means an order by the United States District Court for the District of Minnesota preliminarily approving the terms of this Stipulation and ordering that notice be issued to the Class pursuant to

FED.R.CIV.P. 23(e)(1).

1.23 “Released Claims” means any and all claims, demands, rights, liabilities and causes of action of every nature and description whatsoever (including, but not limited to, all claims for damages, interest, attorneys’ fees and expert consulting fees and all other costs, expenses and liabilities whatsoever), whether based at law or in equity, on federal, state, local, foreign, statutory or common law or on any other law, rule, or regulation (including, but not limited to, all claims arising out of or relating to any acts, omissions, disclosures, public filings, registration statements, financial statements, audit opinions, or statements by the Defendants, including without limitation, claims for negligence, gross negligence, constructive or actual fraud, negligent misrepresentation, conspiracy, or breach of fiduciary duty), whether known or unknown, concealed or hidden, accrued or not accrued, foreseen or unforeseen, matured or not matured, that were asserted or that could have been asserted directly, indirectly, representatively or in any other capacity, at any time, in any forum by Plaintiffs against the Released Persons arising out of, based upon, or related in any way to: (a) the purchase, acquisition, sale, or disposition of any publicly traded securities of UnitedHealth by any Plaintiff during the Class Period, the allegations that were made or could have been made in the Litigation and any of the facts, transactions, events, occurrences, disclosures, statements, acts, omissions or failures to act which were or that could have been asserted by Plaintiffs in the Litigation; or (b) the settlement or resolution of the Litigation (including, without limitation, any claim for attorneys’ fees by Lead Plaintiff or any Class Member).

Released Claims shall also include any Unknown Claims. Released Claims do not include any claims in the actions styled In re UnitedHealth Group Inc. Shareholder Derivative Litig., Master File No. 06-1216 JMR-FLN (D. Minn.) or In re UnitedHealth Group Inc. Derivative Litig., File No. 27 CV-06-8085 (Hennepin County) (the “Derivative Actions”), or the action styled Zilhaver v. UnitedHealth Group Inc., et al., Civ. No. 0:06-cv-02237 JMR-FLN (D. Minn.) (the “ERISA Action”).

1.24 “Released Persons” means the Defendants, their past or present directors, officers, partners, members, employees, controlling shareholders, present and former attorneys, consultants, accountants or auditors, banks or investment banks, advisors, agents, personal or legal representatives, insurers, reinsurers, predecessors, successors, parents, subsidiaries, divisions, assigns, spouses, heirs, devisees, executors, trustees, administrators, or related or affiliated entities, any partnership in which a Defendant is a general or limited partner, any entity in which a Defendant has a controlling interest, any member of an Individual Defendant’s immediate family, or any trust or foundation of which any Defendant is the settlor or which is for the benefit of any Individual Defendant and/or member(s) of his or her family. Insurers providing director and officer insurance coverage to present and former directors and officers of UnitedHealth are included in the definition of Released Persons.

1.25 “Settlement Fund” means the principal amount of $925,500,000 in cash plus all interest earned thereon pursuant to this Stipulation.

1.26 “Taxes” means federal, state, local and non-U.S. income and other taxes, together with any interest, penalties or additions to tax imposed with respect thereto.

1.27 “Tax Expenses” means expenses incurred in connection with the implementation of ¶ 2.8 hereof, including reasonable expenses of tax attorneys and accountants retained by the Escrow Agent.

1.28 “UnitedHealth” means UnitedHealth Group Incorporated, any and all successors, subsidiaries, and affiliates of UnitedHealth Group Incorporated, as well as any predecessors of UnitedHealth Group Incorporated and their successors, subsidiaries, and affiliates.

1.29 “UnitedHealth MOU” means the July 1, 2008 Memorandum of Understanding entered into among Plaintiffs, UnitedHealth, and the Individual Defendants (except Dr. McGuire and Mr. Lubben) (together with the McGuire MOU and Lubben MOU, the “PSLRA MOUs”).

1.30 “Unknown Claims” means any and all claims that any Plaintiff does not know or suspect to exist in his, her, its or their favor at the time of the release of the Released Persons which, if known by him, her, it, or them might have affected his, her, its or their settlement with and release of the Released Persons, or might have affected his, her, its, or their decision not to object to this settlement. With respect to any and all Released Claims, the Parties stipulate and agree that Plaintiffs shall be deemed to have expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Plaintiffs expressly waive any and all provisions, rights and benefits conferred by any law, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. Any Plaintiff may hereafter discover facts in addition to or different from those that he, she, it or they now know or believe to exist or to be true with respect to the subject matter of the Released Claims, but the Plaintiffs shall have fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Plaintiffs acknowledge that the foregoing waiver was separately bargained for and a material element of the settlement.

2.	The Settlement

a.	The Settlement Fund

2.1 UnitedHealth shall pay the settlement sum of $895,000,000 (the “UnitedHealth Settlement Sum”). $450,000,000 of the UnitedHealth Settlement Sum (“First Installment”) was deposited on September 16, 2008 into an interest-bearing escrow account controlled by Lead Counsel and subject to the Court’s oversight (the “Settlement Account”). UnitedHealth deposited the remainder of the UnitedHealth

Settlement Sum, that is $445,000,000 (“Second Installment”), into the Settlement Account on September 18, 2008. The principal amount of the First and Second Installments bore interest at four and one half percent (4.5%) from September 15, 2008 until they were transferred into the Settlement Account. No funds are to be paid or withdrawn from the Settlement Account absent a Court order, except as is consistent with the terms of this Stipulation for the payment of notice and Settlement administration expenses, taxes on the UnitedHealth Settlement Sum, and tax form preparation, or as otherwise set forth in this Stipulation.

2.2 Dr. McGuire shall pay the settlement sum of $30,000,000 (the “McGuire Settlement Sum”) into the Settlement Account, to the extent such amount has not already been paid prior to the date hereof, by wire transfer, according to the instructions to be supplied by Plaintiffs, thirty (30) days following the later of the following two events (but in no event later than thirty (30) days following the date of Final Settlement Approval): (1) the date the Court gives Preliminary Settlement Approval, and (2) the date the Court modifies the injunction entered on December 26, 2007, in a manner that allows Dr. McGuire fully to exercise the UnitedHealth stock options he retains pursuant to the terms of this Stipulation and any other agreements, unless the December 26, 2007 injunction is so modified prior to Preliminary Settlement Approval, in which case Dr. McGuire agrees to fund the McGuire Settlement Sum within thirty days of such a modification of the December 26, 2007 injunction. If Dr. McGuire has not paid the McGuire Settlement Sum by thirty (30) days after Preliminary Settlement Approval, he agrees to pay interest on the McGuire Settlement Sum at a 90-day T-bill rate starting from thirty (30) days after

Preliminary Settlement Approval to the date of payment, but not to exceed $125,000. Dr. McGuire will not seek reimbursement for the McGuire Settlement Sum directly or indirectly from any third party, including insurers, UnitedHealth or the Individual Defendants. Dr. McGuire reserves and does not waive any rights to advancement or reimbursement of defense fees or costs. Dr. McGuire also agrees to surrender voluntarily all rights in the following stock options granted to him by UnitedHealth no later than ten (10) days after Final Settlement Approval:

Date	Strike Price	Number of Options
2/12/2003	$33.62	1,950,000
2/11/2004	$43.26	1,300,000
2/03/2005	$58.84	325,000
5/02/2005	$60.90	100,000

2.3 Defendant David Lubben shall pay the settlement sum of $500,000 (the “Lubben Settlement Sum”) into the Settlement Account by wire transfer, according to the instructions to be supplied by Plaintiffs, thirty (30) days following the Preliminary Settlement Approval. Defendant David Lubben will not seek reimbursement for the Lubben Settlement Sum directly or indirectly from any third party, including insurers, UnitedHealth or the Individual Defendants. Mr. Lubben reserves and does not waive any rights to advancement or reimbursement of defense fees or costs.

2.4 No funds are to be paid or withdrawn from the Settlement Account absent a Court order, except as is consistent with the terms of this Stipulation for the payment of notice and Settlement administration expenses, taxes on the UnitedHealth Settlement Sum, and tax form preparation, or as otherwise set forth in this Stipulation. Defendants’ sole financial obligation to Plaintiffs and Lead Counsel under this Stipulation shall be as set forth in this ¶¶ 2.1, 2.2 and 2.3, and under no circumstances shall Defendants have any obligation to make any other or greater payment to Plaintiffs or Lead Counsel for any purposes pursuant to the settlement set forth herein. In addition, prior to the Effective Date, under no circumstances shall withdrawals, payments, or deductions from the Lubben Settlement Sum exceed a maximum of $15,000. The Escrow Agent shall not charge or receive any fees or payment for acting its role as Escrow Agent.

b.	The Escrow Agent

2.5 The Escrow Agent shall invest the Settlement Fund in instruments backed by the full faith and credit of the United States Government, with maturity of 91 days or less, or fully insured by the United States Government, and shall reinvest the proceeds of the instruments as they mature in similar instruments at their then current market rates. The Escrow Agent shall not bear the risk of loss on investments made in accordance with the foregoing investment guidelines.

2.6 The Escrow Agent shall not disburse the Settlement Fund except as provided in this Stipulation or by an order of the Court or with the written agreement of counsel for all Defendants.

2.7 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

2.8 Within five (5) days after Preliminary Settlement Approval, the Escrow Agent may establish a “Class Notice and Administration Fund,” and may deposit up to $5,000,000 from the UnitedHealth Settlement Sum in it. The Class Notice and Administration Fund shall be used by Lead Counsel only to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, soliciting claims, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, and processing Proof of Claim and Release forms. The Class Notice and Administration Fund may also be invested and earn interest as provided for in ¶ 2.5 of this Stipulation, and references herein to the Class Notice and Administration Fund shall include such interest. Any unspent funds in the Class Notice and Administration Fund shall be returned to the Settlement Fund. If the costs of notice and administration exceed $5,000,000 any such additional costs and expenses shall be transferred from the UnitedHealth Settlement Sum to the Notice and Administration Fund. The Class Notice and Administration Fund shall not be used to pay any fees for services provided by Lead Counsel or any of its affiliates. The Escrow Agent shall maintain a record of all funds disbursed.

c.	Corporate Governance Changes

2.9 No later than thirty (30) days after the Judgment is entered by the Court, UnitedHealth will implement the corporate governance changes set forth in Exhibit C hereto, which changes were the product of substantial and lengthy negotiations between UnitedHealth and Lead Plaintiff, and shall maintain these changes for a period of no less than five (5) years from the date of implementation. UnitedHealth also acknowledges that the pendency and prosecution of the Litigation, including the demands made in connection therewith, were a contributing factor underlying the decision of the UnitedHealth Board of Directors to substantially alter and improve the manner in which UnitedHealth is governed by adopting the additional corporate governance changes briefly summarized in Exhibit D hereto, via modification of UnitedHealth’s bylaws and Principles of Governance.

3.	Taxes

3.1 (a) The Settling Parties and the Escrow Agent shall treat the Settlement Sums as a “Qualified Settlement Fund” for purposes of §468B of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. The Escrow Agent and the Settling Parties shall jointly make such elections as are necessary or advisable to carry out the provision of this ¶ 3.1, including, without limitation, the “relation-back election” described in Treas. Reg. §1.468B-1(j)(2), which election shall be made substantially in the form of Exhibit E.

(b) The Escrow Agent shall be the Settlement Sums’ “administrator” as that term is used in Treas. Reg. §1.468B-2(k)(3). As administrator, the Escrow Agent shall timely prepare and file all required Tax returns with respect to the Settlement Sums, including, without limitation, the returns described in Treas. Reg. §§1.468B-2(k)(1) and 1.468B-2(1)(2). From the Settlement Sums, the Escrow Agent shall provide for and timely pay all Taxes imposed on the income earned by the Settlement Sums. From the Settlement Sums, the Escrow Agent shall also indemnify and hold each of the Released Persons harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any payment made to or for the benefit of the Class hereunder, and Taxes payable by reason of any such indemnification). Without limiting the foregoing, from the Settlement Sums, the Escrow Agent shall reimburse Defendants within ten (10) days of written demand for any such Taxes to the extent they are imposed on Defendants for a period during which a Settlement Fund does not qualify as a “Qualified Settlement Fund,” and for any Tax Expenses incurred by Defendants after the Effective Date of Settlement. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(l)(2)); neither the Defendants nor their counsel are responsible nor shall they have any liability therefore. Nothing in this ¶ 3.1 or any part of this Stipulation shall constitute or be considered to be tax advice by the Released Persons or any of their respective counsel. The Parties agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶ 3.1.

(c) For the purpose of this ¶ 3.1, references to the Settlement Sums shall include both the Settlement Fund and the Notice and Administration Fund and shall also include any earnings thereon.

(d) Released Persons have made no representation or warranty with respect to the tax treatment by any Lead Plaintiff or Class Member of any payment or transfer made pursuant to this Stipulation.

4.	Notice Order and Settlement Hearing

4.1 As soon as practical following execution of the Stipulation, Lead Counsel shall submit the Stipulation together with its exhibits to the Court and shall apply for entry of an order (the “Notice Order”), substantially in the form of Exhibit A hereto, requesting, inter alia, Preliminary Settlement Approval, and approval for the mailing of a settlement notice (the “Notice”) and publication of a summary notice, substantially in the forms of Exhibits A1 and A3 attached hereto. The Notice shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application (as defined below), and the date of the Settlement Hearing (as defined below). Lead Counsel shall be responsible for providing notice to the Class.

4.2 Lead Counsel shall request that, after notice is given, the Court hold a hearing (the “Settlement Hearing”) and provide Final Settlement Approval for the Litigation with respect to the Defendants as set forth herein. At or after the Settlement Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

5.	Releases

5.1 Upon the Effective Date, Lead Plaintiff and each of the Class Members, on behalf of themselves, their affiliates, predecessors, successors, assigns, agents, employees, heirs, executors, administrators and all other persons or entities controlled by, or under common control with, shall be deemed to have, and by operation of the Judgment shall have: (i) fully, finally, and forever released, relinquished and discharged all Released Claims (including Unknown Claims) against the Released Persons, whether or not such Class Member executes and delivers the Proof of Claim and Release (as that term is defined in ¶ 5.4 hereof), (ii) covenanted not to sue any of the Released Persons or otherwise to assert, directly or indirectly, any of the Released Claims against any of the Released Persons, and (iii) agreed to be forever barred and enjoined from doing so, in any court of law or equity, or in any other forum. The foregoing release excludes claims for breach of this Stipulation or any agreement made herein.

5.2 Upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished and discharged each and all of the Plaintiffs (except as to any individual or entity who has validly, timely, and completely requested exclusion from the Class), their respective present and former parents, subsidiaries, divisions and affiliates, the present and former partners, employees, officers and directors of each of them, the present and former attorneys, accountants, insurers, and agents of each of them, each of the foregoing solely in their capacity as such, and the predecessors, heirs, successors and assigns of each, from all claims of every nature and description, known and unknown, relating to the institution, prosecution and/or resolution of the Litigation or the Released Claims and, in the case of Dr. McGuire only, notwithstanding the terms of ¶ 11.1(b) hereof, the Derivative Actions (excluding any claims for breach of this Stipulation or any agreement made herein).

5.3 Upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished and discharged (a) each and all of the Defendants; (b) their past or present directors, officers, partners, members, employees, controlling shareholders, present and former attorneys, consultants, accountants or auditors, banks or investment banks, advisors, agents, personal or legal representatives, insurers and reinsurers, predecessors, successors, parents, subsidiaries, divisions, assigns, spouses, heirs, devisees, executors, trustees, administrators, or related or affiliated entities, any partnership in which a Defendant is a general or limited partner, any entity in which a Defendant has a controlling interest, each of the foregoing solely in their capacity as such; and (c) any member of an Individual Defendant’s immediate family, or any trust or foundation of which any Defendant is the settlor or which is for the benefit of any Individual Defendant and/or member(s) of his or her family, from any claims related to or arising out of the subject matter of the Released Claims (excluding any claims for breach of this Stipulation or any agreement made or referred to herein). The release in this paragraph does not apply to: (a) Defendants’ respective rights and obligations under this Stipulation; (b) Individual Defendants’ rights to advancement for, reimbursement of, or indemnification against defense fees or costs reasonably incurred;

(c) UnitedHealth’s right to seek enforcement of the undertaking provided by the Individual Defendants; or (d) Defendants’ respective rights and obligations under the Defendants MOU. This Stipulation and settlement shall not affect any of Defendants’ respective rights and obligations under (a) the agreement entered into among Mr. Lubben, UnitedHealth, Plaintiffs in the Derivative Actions, and the Special Litigation Committee of the Board of Directors of UnitedHealth in the Derivative Actions, or (b) the agreement entered into among Dr. McGuire, UnitedHealth, Plaintiffs in the Derivative Actions, and the Special Litigation Committee of the Board of Directors of UnitedHealth in the Derivative Actions, and any agreements affected thereby.

5.4 The Proof of Claim and Release to be executed by Class Members shall release all Released Claims (including Unknown Claims) against the Released Persons and shall be substantially in the form contained in Exhibit A2 attached hereto.

6.	Administration and Calculation of Claims, Final Awards and Supervision and Distribution of Settlement Fund

6.1 The Claims Administrator, subject to such supervision and direction of the Court and/or Lead Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund to Authorized Claimants.

6.2 The Settlement Fund shall be applied as follows:

(a) to pay Lead Counsel’s attorneys’ fees and expenses with interest thereon (the “Fee and Expense Award”), and to pay Lead Plaintiff’s expenses (including lost wages) incurred in representing the Class, in each case if and to the extent allowed by the Court;

(b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, and processing Proof of Claim and Release forms;

(c) to pay the Taxes and Tax Expenses described in ¶ 3.1 hereof; and

(d) to distribute the Net Settlement Fund to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, and the Court.

6.3 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with ¶¶ 6.4–6.9 hereof.

6.4 Within one hundred twenty (120) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A2 attached hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release and as are reasonably available to the Person claiming to be an Authorized Claimant.

6.5 Except as otherwise ordered by the Court, all Class Members who fail timely to submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment. Notwithstanding the foregoing, Lead Counsel may, in their discretion, accept for processing late submitted claims so long as the distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed. All Class Members whose claims are not approved shall be barred from participating in distributions from the Net Settlement Fund, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment.

6.6 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice and approved by the Court. Lead Counsel agrees to confer with counsel for UnitedHealth prior to submission of the Plan of Allocation. If any funds remain in the Net Settlement Fund by reason of uncashed checks or otherwise, then, after the Claims Administrator has made reasonable and diligent efforts to have Class Members who are entitled to participate in the distribution of the Net Settlement Fund cash their distribution checks, any balance remaining in the Net Settlement Fund one (1) year after the initial distribution of such funds shall be re-distributed to Class Members who have cashed their checks and who would receive at least $10.00 from such re-distribution, after payment of any Taxes, and unpaid costs or fees incurred in administering the Net Settlement Fund for such re-distribution. If six months after such re-distribution any funds shall remain in the Net Settlement Fund, then such balance shall be paid to Minnesota-based non-sectarian, not-for-profit 501(c)(3) organization(s) providing legal services or otherwise in the appropriate public interest designated by Lead Counsel.

6.7 Notwithstanding anything contained herein to the contrary, the Released Persons shall have no responsibility for, interest in, or liability or obligation whatsoever with respect to the administration of the settlement, the investment of the Settlement Fund, the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, the payment of Tax Expenses, or any losses incurred in connection therewith. The Settlement Account shall hold Dr. McGuire and Mr. Lubben harmless from any such liability.

6.8 No Person shall have any claim against Lead Counsel or the Claims Administrator, or their counsel, based on distributions made substantially in accordance with the Stipulation and the settlement contained herein, the Plan of Allocation, or further order(s) of the Court. No Person shall have any claim whatsoever against Defendants, their counsel, or any Released Persons arising from or related to any distributions made, or not made, from the Settlement Fund, and the Settlement Account shall hold Dr. McGuire and Mr. Lubben harmless from any such liability.

6.9 It is understood and agreed by the Parties that any proposed Plan of Allocation of the Net Settlement Fund, including but not limited to any adjustments to an Authorized Claimant’s claim set forth herein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Judgment approving the Stipulation and the settlement set forth therein, or any other orders entered pursuant to the Stipulation. Without limiting the generality of the foregoing, the Parties acknowledge and agree that it is not a condition of this Stipulation that the Plan of Allocation be approved.

7.	Lead Counsel’s Attorneys’ Fees and Reimbursement of Expenses

7.1 Lead Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for an award of attorneys’ fees and expenses incurred in connection with prosecuting the Litigation, plus any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid). Lead Counsel reserves the right to make additional applications for fees and expenses incurred. The Lead Plaintiff may submit an application for reimbursement of their expenses incurred in representing the Class in the Litigation.

The Fee and Expense Award (defined in ¶ 6.2 hereof) shall be paid to Lead Counsel from the Settlement Fund, as ordered, within three (3) business days of the entry of the Judgment by the Court, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to Lead Counsel’s joint and several obligations to make appropriate refunds or repayments to the Settlement Fund plus interest thereon at the same rate as earned by the Settlement Fund, if and when, as the result of any appeal and/or further proceedings on remand, or successful collateral attack, the Fee and Expense Award is reduced or reversed. Lead Counsel shall make the appropriate refund or repayment, in full, within ten (10) days following any such final reduction of the Fee And Expense Award. The obligation to make appropriate refund or repayment may be enforced by the Court. The Settlement Fund shall be the sole source of payment of any award of attorneys’ fees and expenses to Plaintiffs’ counsel. The Parties agree that the denial, in whole or in part, of any application for attorneys’ fees and expenses shall in no way affect the enforceability, validity or finality of the settlement. Lead Counsel shall allocate the attorneys fees’ amongst other Plaintiffs’ counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Litigation. In the event that (i) the Effective Date does not occur, (ii) the Judgment and/or order making such Fee and Expense Award is finally reversed or modified, (iii) the Stipulation is canceled or terminated for any reason, or (iv) if the Judgment does not become Final, and in the event that any attorneys’ fees, expenses or costs have been paid to any extent, then Lead Counsel shall within ten (10) business days from receiving notice from any Defendant or from a court of appropriate jurisdiction, refund to the Settlement Fund the fees, expenses and costs previously paid to them from the Settlement Fund in an amount consistent with the event requiring the repayment plus interest thereon at the same rate as earned by the Settlement Fund. Each Plaintiffs’

counsel’s law firm as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph. Without limitation, each such law firm and its partners and/or shareholders agree that the Court may, upon application of Lead Plaintiff or any Defendant, summarily issue orders including, without limitation, judgments and attachment orders and may make appropriate findings of or sanctions for contempt, against them or any of them should such law firm fail timely to repay such fees and expenses.

7.2 The procedure for and the allowance or disallowance by the Court of any Fee and Expense Application are not part of the settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the settlement set forth in the Stipulation, and any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth therein.

7.3 The Released Persons shall have no responsibility for the allocation among Plaintiffs’ counsel, and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Litigation.

8.	Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

8.1 The Effective Date of the Stipulation shall be the first date by which all of the following events have occurred:

(a) UnitedHealth, Dr. McGuire, and Mr. Lubben have timely made or caused to be made their contributions to the Settlement Fund as required by ¶¶ 2.1, 2.2 and 2.3 hereof;

(b) the Court has entered the Notice Order, as required by ¶ 4.1 hereof;

(c) the Court has entered the Judgment, attached hereto as Exhibit B, or a judgment substantially similar in all material respects to the Judgment attached hereto as Exhibit B;

(d) the Judgment has become Final; and

(e) UnitedHealth has waived or has not timely asserted any right to withdraw from the settlement set forth in the Stipulation as provided under ¶ 8.6 hereof.

Upon the occurrence of all of the events referenced in this paragraph (¶ 8.1), any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to the Lead Plaintiff or any of Plaintiffs’ counsel shall constitute grounds for cancellation or termination of the Stipulation.

8.2 If any of the conditions specified in ¶¶ 8.1(a), 8.1(b), 8.1(c), and 8.1(d) hereof are not met and unless Lead Counsel and counsel for each Defendant mutually agree in writing within thirty (30) days of their receipt of notice of any failed condition to proceed with the Stipulation, then (1) the Stipulation shall be canceled and terminated subject to ¶¶ 8.3, 8.4, and 8.5 hereof; (2) the Parties shall be deemed to have reverted nunc pro tunc to their respective status as of June 30, 2008; provided, however, the PSLRA MOUs and Defendants MOU shall remain in full force and effect, including but not limited to the termination provisions therein; and (3) the Parties shall otherwise proceed in all respects without prejudice in any way from the negotiation, fact or terms of the settlement set forth in the Stipulation.

8.3 In the event the Stipulation shall terminate, be canceled, or not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for UnitedHealth to the Escrow Agent, the UnitedHealth Settlement Sum, plus accrued interest, and the Class Notice and Administration Fund, plus accrued interest, shall be refunded to UnitedHealth, less expenses due and owing as set forth in ¶ 2.8 hereof; provided, however, that neither the Lead Plaintiff nor Lead Counsel shall have any obligation to repay any amounts actually and properly disbursed from the Class Notice and Administration Fund, and that any expenses already incurred and properly chargeable to the Class Notice and Administration Fund pursuant to ¶ 2.8 hereof, and Taxes and Tax Expenses accrued and due at the time of such termination or cancellation, but that have not been paid, shall be paid or retained in escrow by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded. At the request of UnitedHealth, the Escrow Agent or its designee shall apply for any tax refund owed on the UnitedHealth Settlement Sum and pay the proceeds to UnitedHealth.

8.4 In the event the Stipulation shall terminate, be canceled, or not become effective for any reason, and to the extent that the McGuire Settlement Sum has been deposited into the Settlement Fund, the McGuire Settlement Sum shall be refunded to Dr. McGuire less the amounts actually incurred for taxes paid or owed on the McGuire Settlement Sum; provided, however, that Taxes and Tax Expenses accrued and due at the time of such termination or cancellation, but that have not been paid, shall be paid or retained in escrow by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded. At the request of Dr. McGuire, the Escrow Agent or its designee shall apply for any tax refund owed on the McGuire Settlement Sum and pay the proceeds to Dr. McGuire.

8.5 In the event the Stipulation shall terminate, be canceled, or not become effective for any reason, and to the extent that the Lubben Settlement Sum has been deposited into the Settlement Fund, the Lubben Settlement Sum shall be refunded to Defendant David Lubben less the amounts actually incurred for taxes paid or owed on the Lubben Settlement Sum; provided, however, that Taxes and Tax Expenses accrued and due at the time of such termination or cancellation, but that have not been paid, shall be paid or retained in escrow by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded. At the request of Mr. Lubben, the Escrow Agent or its designee shall apply for any tax refund owed on the Lubben Settlement Sum and pay the proceeds to Mr. Lubben.

8.6 UnitedHealth has the right, within twenty (20) calendar days from the expiration of the opt-out period established by the Court, at its option, to terminate and cancel the settlement set forth in the Stipulation if the Persons who would otherwise be Class Members, but who exclude themselves from the settlement set forth in the Stipulation in accordance with the terms of the Notice, purchased, acquired or held shares (that would otherwise be entitled to damages) that collectively exceed five (5) percent of the number of damaged shares as estimated in Plaintiffs’ expert opening report. It is expressly understood and agreed that the only Persons who may submit requests for exclusion at this time are Persons who would otherwise be Class Members. The Notice Order attached as Exhibit A provides that requests for exclusion shall be received by the Claims Administrator fifty (50) calendar days after the Notice (Exhibit A1) and Proof of Claim and Release (Exhibit A2) are initially mailed to the Class Members. Upon receiving any request(s) for exclusion pursuant to the Notice, the Claims Administrator shall promptly notify Lead Counsel and UnitedHealth’s counsel of such request(s) for exclusion. If UnitedHealth elects to terminate and cancel the settlement set forth in the Stipulation pursuant to this provision, written notice of such election must be provided to Lead Counsel within twenty (20) calendar days from the expiration of the opt-out period established by the Court. In the event UnitedHealth elects to terminate the settlement set forth in the Stipulation, UnitedHealth may withdraw that election by providing written notice of such withdrawal to Lead Counsel no later than 5:00 P.M. Eastern Time on the day prior to the Settlement Hearing, or by such later date as shall be agreed upon in writing between Lead Counsel and UnitedHealth’s counsel. Further, Lead Counsel may, within three (3) calendar days of receipt of a notice of termination (or such longer period as shall be agreed upon in writing between Lead Counsel and UnitedHealth’s Counsel), review the validity of any request for exclusion and may attempt to cause retraction of any request for exclusion. If, within the three (3)-day period (or such longer period agreed upon in writing), Lead Counsel reduces the number of Class Members requesting exclusion from settlement set forth in this Stipulation such that, in the aggregate, the remaining Class Members requesting exclusion from the settlement set forth in this Stipulation purchased less than five (5) percent of the number of damaged shares as estimated in Plaintiffs’ expert opening report, then any termination of the Stipulation by UnitedHealth shall automatically be deemed to be a nullity. To withdraw a prior request for exclusion from the settlement set forth in this Stipulation, a Class Member or Lead Counsel must file a written notice with the Court stating that the Person withdraws his, her or its request for exclusion and that the Person will be bound by any Judgment in this Action. If UnitedHealth elects to terminate the settlement set forth in the Stipulation in accordance with this paragraph and (i) such termination is not withdrawn as set forth in this paragraph or (ii) Lead Counsel does not reduce the number of Class Members requesting exclusion from the settlement as set forth in this paragraph, then the Stipulation and the settlement set forth therein shall, subject to ¶¶ 8.2, 8.3, 8.4, and 8.5 hereof, become null and void and of no further force and effect; provided, however, (i) the Defendants MOU, (ii) the McGuire MOU, and (iii) the Lubben MOU shall remain in full force and effect.

9.	Preferences, Voidable Transfers, or Fraudulent Transfers

9.1 Each Defendant warrants and represents that he, she or it is not “insolvent” within the meaning of 11 U.S.C. §101(32) as of the time this Stipulation is executed and as of the time the payments are transferred or made as reflected in this Stipulation. The Parties agree that, with respect to any Defendant, in the event of a final order of a court of competent jurisdiction, not subject to any further proceedings, determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction under Title 11 of the United States Code (Bankruptcy) or applicable state law and any portion thereof is required to be refunded and such amount is not promptly deposited in the Settlement Fund by any other Defendant, then, at the election of Lead Counsel, as to such Defendant only, the releases given and the Judgments entered in favor of such Defendant pursuant to the Stipulation shall be null and void. The releases given and the Judgments entered in favor of other Defendants shall remain in full force and effect.

10.	Limitations On Subsequent Claims

10.1 The Judgment shall, as a material condition of the settlement, contain the following provision:

In accordance with Section 21D-4(f)(7)(A) of the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4(f)(7)(A), each of the Released Persons are discharged from all claims for contribution that have been or may hereafter be brought by or on behalf of any Persons based upon, relating to, or arising out of the Released

Claims. Accordingly, (i) any and all Persons are permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any such claim for contribution against any Released Person based upon, relating to, or arising out of the Released Claims; and (ii) the Released Persons are permanently barred, enjoined, and restrained from commencing, prosecuting, or asserting any claim for contribution against any Person based upon, relating to, or arising out of the Released Claims (“Reform Act Bar Order”).

Notwithstanding the foregoing provisions, nothing in the Reform Act Bar Order will bar UnitedHealth from pursuing any rights under any policies of insurance. Inclusion of the Reform Act Bar Order in the Judgment is material to Defendants’ decision to participate in this Stipulation. If the Judgment fails to include the Reform Act Bar Order, or if appellate review of the Reform Act Bar Order is sought and on such review vacated, modified or reversed, then the conditions specified in ¶¶ 8.1(c) and/or 8.1(d) shall not be met.

10.2 The Judgment shall, as a material condition of the settlement, contain the following provision:

The Defendants are barred from commencing, prosecuting, or asserting any claim, if any, however styled, whether for indemnification, contribution, or otherwise and whether arising under state, federal or common law, against the Released Persons based upon, arising out of, or relating to the Released Claims; and the Released Persons are barred from commencing, prosecuting, or asserting any claim, if any, however styled, whether for indemnification, contribution, or otherwise and whether arising under state, federal or common law, against the Defendants based upon, arising out of, or relating to the Released Claims (“Complete Bar Order”).

Notwithstanding the foregoing provisions, nothing in the Complete Bar Order will bar UnitedHealth from pursuing any rights under any policies of insurance. Also, notwithstanding the foregoing provisions, nothing in the Complete Bar Order will bar UnitedHealth, Dr. McGuire or Mr. Lubben from pursuing any claims or rights relating to or provided by the Defendants MOU. Inclusion of the Complete Bar Order in the Judgment is material to Defendants’ decision to participate in this Stipulation. If the Judgment fails to include the Complete Bar Order, or if appellate review of the Complete Bar Order is sought and on such review vacated, modified or reversed, then the conditions specified in ¶¶ 8.1(c) and/or 8.1(d) shall not be met.

10.3 Notwithstanding the foregoing provisions, nothing in the Judgment will bar Defendants from pursuing claims that are independent of the Released Claims against the Released Persons.

10.4 Notwithstanding the foregoing provisions, UnitedHealth affirms that it will continue to advance reasonable defense costs, consistent with Minnesota law, for the Individual Defendants.

11.	Miscellaneous Provisions

11.1 Notwithstanding any other provision in this Stipulation, including ¶¶ 5.4, 11.1, 11.3, and 11.4, this Stipulation shall not cause the Parties to release the following potential claims between or among themselves:

(a) Claims that arise from or relate to claims asserted by those Persons who request exclusion from the Class in such form and manner, and within such time, as the Court shall prescribe, and who assert claims that would have been Released Claims under this Stipulation but for the Person’s exclusion from the Class;

(b) Claims that arise from or relate to claims asserted in the Derivative Actions or ERISA Action; and

(c) Enforcement of any breach of this Stipulation.

11.2 The Parties (a) acknowledge that it is their intent to consummate this Stipulation, and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation.

11.3 The Parties intend the settlement set forth in the Stipulation to be a final and complete resolution of all disputes between them with respect to the Litigation. The Stipulation compromises claims that are contested and shall not be deemed an admission by any of the Parties as to the merits of any claim or defense. The Parties agree that the amount of the Settlement Fund and the other terms of the Stipulation were negotiated in good faith by the Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The Parties reserve their right to rebut, in a manner that any such Party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis.

11.4 Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Persons or infirmity in any defenses asserted; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released

Persons in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Released Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or claim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or claim.

11.5 The Defendants deny any and all wrongdoing of any kind whatsoever and deny any liability to Lead Plaintiff or the Class Members. The Defendants do not concede any infirmity in the defenses they have asserted in the Litigation, nor are any such defenses waived. It is the intent of Lead Plaintiff and the Defendants that this Stipulation not be used for any purpose of any kind other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense or claim of res judicata, collateral estoppel, accord and satisfaction, release, or other theory of claim or issue preclusion or similar defense or claim. Therefore, pursuant to this Stipulation, as ordered by this Court, and pursuant to Federal Rule of Evidence 408, any other Federal Rule of Evidence, the rules of evidence of the various states, the rules of evidence followed by any quasi-judicial bodies, including regulatory and self-regulatory organizations, and any other applicable law, rule or regulation, the Parties agree that the fact of entering into or carrying out this Stipulation, the exhibits hereto, and any negotiations and proceedings related hereto, and the settlement itself, shall not be construed as, offered into evidence as, or deemed to be evidence of, an admission or concession of liability by or an estoppel against any

Defendant, or a waiver of any applicable statute of limitations or repose, and shall not be offered by a Party hereto into evidence, or considered, in any action or proceeding against any Defendant in any judicial, quasi-judicial, administrative agency, regulatory or self-regulatory organization, or other tribunal, or proceeding for any purpose whatsoever, other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense or claim of res judicata, collateral estoppel, accord and satisfaction, release or other theory of claim or issue preclusion or similar defense or claim.

11.6 Notwithstanding the provisions in this Stipulation, based upon the publicly available information at the time of this Stipulation, Defendants agree that they will not contest that the Litigation was filed in good faith and was not frivolous. The Plaintiffs agree not to assert in any forum that the Litigation was defended by the Defendants in bad faith or without a reasonable basis. The Parties agree that the Litigation is being settled voluntarily after consultation with competent legal counsel. The Parties agree not to assert any claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense or settlement of the Litigation and agree not to oppose a finding in the Judgment that during the course of the Litigation, the Parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure.

11.7 The protections afforded by the Confidentiality Order governing the Litigation shall be unaffected by this Stipulation.

11.8 Notwithstanding any other provision in this Stipulation or the settlement set forth therein, UnitedHealth retains and does not release any and all rights under any policies of insurance.

11.9 The settlement set forth in the Stipulation is not conditioned upon settlement or approval of settlement of the Derivative Actions or ERISA Action. The release in this Stipulation expressly states it is not releasing any derivative or ERISA claims.

11.10 The Parties have engaged in substantial arm’s length negotiations in an effort to resolve the Litigation, including conducting numerous meetings and telephone conferences where the terms of the agreements detailed herein were extensively debated and negotiated, at times with the assistance of mediators.

11.11 All of the exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

11.12 This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Parties or their respective successors-in-interest.

11.13 This Stipulation, any agreements referenced herein, and the exhibits attached hereto constitute the entire agreement among the Parties relating to this Litigation and no representations, warranties or inducements have been made to any Party concerning the Stipulation and its exhibits, other than the representations, warranties and covenants contained and memorialized in such documents.

11.14 Lead Counsel, on behalf of the Class, are expressly authorized by the Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation (pursuant to ¶ 11.12 above) on behalf of the Class which they deem appropriate.

11.15 Each counsel or other Person executing the Stipulation or any of its exhibits on behalf of any Party hereto hereby warrants that such Person has the full authority to do so.

11.16 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

11.17 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties.

11.18 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

11.19 This Stipulation and the exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Minnesota, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Minnesota without giving effect to that State’s choice-of-law principles.

11.20 Whenever notice to Lead Plaintiff or Lead Counsel is required to be given pursuant to this Stipulation, it shall be delivered by both facsimile and federal express to:

Keith Park

Coughlin Stoia Geller Rudman & Robbins LLP

655 W. Broadway, Suite 1900

San Diego, CA 92101-3301

Fax: (619) 231-7423

11.21 Whenever notice to UnitedHealth is required to be given pursuant to this Stipulation, it shall be delivered by both facsimile and federal express to:

Charles Bachman

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Fax: (212) 326-2061

11.22 Whenever notice to other Defendants is required to be given pursuant to this Stipulation, it shall be delivered by both facsimile and federal express to the signatories to this Stipulation or their respective counsel.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as of November 12, 2008.

COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP (on behalf of Plaintiffs California Public Employees’ Retirement System and Alaska Plumbing and Pipefitting Industry Pension Trust and the Class Members)

By:	/s/ Michael J. Dowd
Darren J. Robbins
Keith Park
Michael J. Dowd
Lead Counsel

O’MELVENY & MYERS LLP (on behalf of Defendants UnitedHealth Group Incorporated, Stephen J. Hemsley, Patrick J. Erlandson, Robert J. Sheehy, William A. Munsell, Tracy L. Bahl, Lois E. Quam, James A. Johnson, Thomas H. Kean, Mary O. Mundinger, William C. Ballard, Douglas W. Leatherdale, Gail R. Wilensky, Richard T. Burke, Donna E. Shalala, and Robert L. Ryan)

By:	/s/ Charles E. Bachman
Charles E. Bachman

Morrison & Foerster LLP (on behalf of William G. Spears)

By:	/s/ Carl H. Loewenson, Jr.
Carl H. Loewenson, Jr.

Latham & Watkins LLP (on behalf of Defendant William W. McGuire)

By:	/s/ David M. Brodsky
David M. Brodsky

Foley & Lardner LLP (on behalf of Defendant David J. Lubben)

By:	/s/ Seth L. Levin
Seth L. Levine

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